EXHIBIT 10.5

                            Stock Purchase Agreement

                         Dated as of September 1, 1995

                                    among

                            CACI International Inc,
                                   CACI, Inc.,
                                 Conrad Hipkins
                                      and
                         Automated Sciences Group, Inc.


Stock Purchase Agreement (the "Agreement"), dated as of September 1, 1995, by and among CACI International Inc, a Delaware corporation ("CACI"), CACI, Inc., a Delaware corporation and a wholly-owned subsidiary of CACI ("CASub"), Conrad Hipkins ("Seller"), a resident of Washington, the District of Columbia, and Automated Sciences Group, Inc., a Delaware corporation ("ASG"), all of the capital stock of which is owned by Seller.

                            W I T N E S S E T H

WHEREAS CACI has a strong commitment to the government information technology industry and ASG provides information technology, engineering and environmental services to the United States Departments of Defense and Energy;

WHEREAS Seller wishes to sell to CASub and CASub wishes to purchase from Seller all of the outstanding capital stock of ASG;

NOW, THEREFORE, CACI, CASub, Seller and ASG hereby agree as follows:

                                 Article 1

                         PURCHASE OF COMMON STOCK

1.1 Purchase and Sale. Upon and subject to the terms and conditions hereof, and on the basis of the representations, warranties, covenants and agreements contained herein, at the "Closing" (as defined in Section 1.8.1), Seller shall sell, transfer, assign and deliver to CASub, and CASub shall purchase, acquire and accept from Seller, all right, title and interest in and to 449,565 shares of the Common Stock, par value $0.10 per share (the "Common Stock") of ASG and 23,700 shares of the Preferred Stock, par value $100.00 per share (the "Preferred Stock")(together, the "Shares"), free and clear of all covenants, conditions, restrictions, voting arrangements, liens, charges, encumbrances, options, claims and rights whatsoever.

1.2 Purchase Price. CASub shall pay to Seller a total purchase price of Four Million Three Hundred Forty Thousand Dollars ($4,340,000) (the "Purchase Price") for the Shares, subject to adjustment in accordance with Section 1.3. The Purchase Price shall be payable as follows:

      1.2.1 Two Million Three Hundred Thousand Dollars ($2,300,000) shall be payable to Seller at the Closing by certified check, wire transfer or other form of immediately available funds; and

      1.2.2 Two Million Forty Thousand Dollars ($2,040,000) shall be payable in three equal installments of Six Hundred Eighty Thousand Dollars ($680,000), payable to Seller on each of the first, second and third anniversaries of the Closing (each, an "Installment Payment"); provided, however, that the third Installment Payment shall be subject to adjustment in accordance with Section 1.3.

1.3  Holdback.

      1.3.1 CASub shall be entitled to withhold from the third Installment Payment due Seller on the third anniversary of the Closing a portion of the Purchase Price, up to a maximum of Five Hundred Thousand Dollars ($500,000) (the "Holdback"), based on the collection of accounts receivable in the amount of Eight Million Two Hundred Twenty-Seven Thousand Nine Hundred Sixty-Two Dollars ($8,227,962) reflected on the March 31, 1995 audited balance sheet of ASG (the "Receivables"). The Receivables are individually identified by amount and account debtor on Exhibit 1.3.1. The holdback period shall expire on the third anniversary of the Closing (the "Holdback Period"). If, at the end of the Holdback Period, any of the Receivables have not been collected by ASG, CASub shall reduce the amount of the third Installment Payment by the amount of such uncollected Receivables, up to a maximum reduction of Five Hundred Thousand Dollars ($500,000). CACI, CASub or ASG shall pay to Seller any Receivables collected after the expiration of the Holdback Period within thirty (30) days of receipt.

      1.3.2 Exhibit 1.3.2 identifies by amount and account debtor the accounts receivable existing as of March 31, 1995 that are not included in the Receivables (the "Windfall Receivables"). If ASG collects any Windfall Receivables during the Holdback Period, CASub shall reduce the amount of the uncollected Receivables by the amount of such Windfall Receivables. If the amount of the uncollected Receivables is reduced to zero or if the Holdback Period has expired, CACI, CASub or ASG shall pay to Seller any Receivables or Windfall Receivables received thereafter within thirty (30) days of receipt.

1.4 Non-Competition Agreement. In connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, Seller agrees to execute and deliver at or prior to the Closing a Non-Competition Agreement in form and substance satisfactory to CACI and CASub, to the effect set forth in Exhibit 1.4 (the "Non-Competition Agreement"). In consideration of the execution and delivery of the Non-Competition Agreement, CASub shall pay to Seller the sum of Two Hundred Thousand Dollars ($200,000) at the Closing and One Hundred Thousand Dollars ($100,000) on each of the first four (4) anniversaries of the Closing.

1.5 Escrow of Earnest Money Deposit. CACI acknowledges that, pursuant to the escrow agreement attached as Exhibit 1.5 hereto, it has deposited the sum of One Hundred Thousand Dollars ($100,000) (the "Earnest Money Deposit") into money market account no. 03-97-2061 of Independence Federal Savings Bank, 7711 Georgia Avenue, N.W., Washington, the District of Columbia, on behalf of Kilcullen, Wilson & Kilcullen (the "Escrow Agent"), to be paid to Seller in accordance with Section 7.2.

1.6 No Setoff. Except for the Holdback provided for in Section 1.3, in the event of any dispute arising under this Agreement or any other document executed in connection herewith, CACI and CASub shall not setoff against or withhold from Seller any Installment Payment or any portion thereof.

1.7 Failure to Pay. If CASub fails to pay any Installment Payment within thirty (30) days of the date on which such Installment Payment is payable, CASub shall:

      1.7.1 pay to Seller (i) liquidated damages equal to fifty percent (50%) of such Installment Payment (e.g., Three Hundred Forty Thousand Dollars ($340,000)) and (ii) reasonable attorney's fees incurred by Seller solely in connection with the collection of such Installment Payment and liquidated damages; provided, however, that CASub shall have no obligation to pay any attorney's fees incurred by Seller in connection with any issue other than the collection of an Installment Payment and related liquidated damages; and

      1.7.2 deposit any remaining Installment Payments, together with funds sufficient to pay any liquidated damages that may thereafter become payable to Seller pursuant to Section 1.7.1, into an escrow account, which shall be governed by an escrow agreement substantially in the form of Exhibit 1.7.

1.8  Closing.

      1.8.1 The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of CACI, 1100 North Glebe Road, Arlington, VA 22201, or at such other location as the parties hereto may mutually agree upon in writing, at 10:00 A.M., local time, on September 1, 1995 or on such other date and at such other time as the parties hereto may mutually agree upon in writing (the "Closing Date"). All transactions contemplated by this Agreement shall be deemed to have become effective as of 12:01 A.M. on the Closing Date.

      1.8.2   At the Closing, Seller and ASG shall deliver to CACI and CASub:

              1.8.2.1 one or more certificates evidencing the Shares, registered in the name of CASub or duly endorsed in blank or with stock powers or other appropriate instruments of transfer, duly executed by Seller, with signatures guaranteed, sufficient to convey to CASub good title to the Shares, free and clear of all covenants, conditions, restrictions, voting arrangements, liens, charges, encumbrances, options, claims and rights whatsoever, with all applicable stock transfer and other Taxes paid;

              1.8.2.2 the Non-Competition Agreement, duly executed by Seller; and

              1.8.2.3 the other instruments, agreements, certificates and documents referred to in Section 6.2.

      1.8.3   At the Closing, CACI and/or CASub shall deliver:

              1.8.3.1 to Seller pursuant to Section 1.2, Two Million Three Hundred Thousand Dollars ($2,300,000) by certified check, wire transfer or other form of immediately available funds;

              1.8.3.2 to Seller pursuant to Section 1.4, Two Hundred Thousand Dollars ($200,000) by certified check, wire transfer or other form of immediately available funds; and

              1.8.3.3 to Seller and ASG, the other instruments, agreements, certificates and documents referred to in Section 6.3.

                                Article 2

                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to CACI and CASub as follows:

2.1 Ownership of the Shares. Seller is the sole record and beneficial owner of and has and will have at the Closing good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting arrangements, liens, charges, encumbrances, options, claims and rights whatsoever. There are no agreements restricting the transfer of, or affecting the rights of Seller with respect to, the Shares.

2.2 Authority for Agreement. Seller has the full right, power and capacity to execute, deliver and perform this Agreement and the other transactions contemplated herein, to carry out his obligations hereunder and to transfer, convey and sell the Shares to CASub at the Closing. Upon transfer of the Shares to CASub, CASub will acquire good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting arrangements, liens, charges, encumbrances, options, claims and rights whatsoever. Assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated herein to which Seller is a party constitute, when executed and delivered by Seller, the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally.

2.3 No Default or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not and will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance on the Shares or any of the assets or properties of ASG pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which Seller or ASG is a party or by which Seller or ASG or any of his or its assets or properties may be bound or which is applicable to Seller or ASG or any of his or its assets or properties. Other than in connection with or in compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and applicable state securities laws, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

2.4 No Brokers or Finders. No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Seller.

2.5 No Pending Actions. There is no Action pending or threatened to which Seller is a party or of which Seller is aware which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby.

2.6 No Misrepresentations. No representation or warranty by Seller in this Agreement, nor any statement, certificate, list, exhibit or schedule furnished or to be furnished by or on behalf of Seller pursuant to this Agreement nor any document or certificate delivered to CACI or CASub pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

                                Article 3

             REPRESENTATIONS AND WARRANTIES OF SELLER AND ASG

Whenever any representation, warranty, covenant or agreement of Seller is qualified or limited as to "Knowledge," the term "Knowledge" shall be limited to the actual knowledge of (a) the Seller and (b) the executive officer or officers of ASG whose management responsibilities include the matters or operations referred to by such representation, warranty, covenant or agreement. Seller and ASG jointly and severally represent and warrant to CACI and CASub as follows:

3.1 Corporate Status of ASG. ASG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ASG is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by ASG or the nature of the business transacted by ASG makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of ASG.

3.2 Subsidiary of ASG. The corporation listed on Exhibit 3.2 (the "Subsidiary"), except as set forth in that Exhibit, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted. The Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned, leased or operated by the Subsidiary or the nature of the business transacted by the Subsidiary makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of the Subsidiary. ASG has made available to CACI and CASub true, complete and correct copies of the certificate of incorporation, by-laws and other organizational documents of the Subsidiary, as in effect on the date hereof. All of the shares of capital stock of the Subsidiary are duly and validly issued, fully paid and nonassessable and are held of record and beneficially by ASG, free and clear of any and all covenants, conditions, restrictions, voting arrangements, liens, charges, encum- brances, options, claims and rights whatsoever. Other than 20,522 shares of Common Stock of US Lan Systems Corporation of Virginia, ASG does not own, hold of record or beneficially, or have the right to acquire, either directly or indirectly, any shares of any class of securities (including debt securities) of or any other proprietary interest in any Person other than the Subsidiaries. There are no agreements relating to or restricting the issuance, sale or transfer of shares of capital stock of the Subsidiary, or affecting the rights of ASG with respect thereto. There are no preemptive rights on the part of any Person and there are not, and as of the Closing there will not be, outstanding any options, warrants, agreements, commitments, conversion or other rights that obligate the Subsidiary to issue or sell any shares of its capital stock or other security. The subsidiary has no obligation to acquire any class of securities (including debt securities) of any Person.

3.3 Authority for Agreement. ASG has the full corporate power to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted, to execute, deliver, and perform this Agreement, to consummate the other transactions contemplated herein and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by ASG's Board of Directors. No other corporate proceedings on the part of ASG, including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.4 No Default or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by ASG do not and will not (a) conflict with or result in a material violation of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of ASG, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any material violation or breach of or constitute a material default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any material lien, charge or encumbrance on any of the assets or properties of ASG pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which ASG is a party or by which ASG or any of its assets or properties may be bound or which is applicable to ASG or any of its assets or properties. Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the HSR Act and applicable state securities laws, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by ASG or the consummation by ASG of the transactions contemplated hereby.

3.5 Corporate Documents. ASG has heretofore made available to CACI and CASub a true, complete and correct copy of ASG's Certificate of Incorporation and By-Laws, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. ASG is not in violation of any provision of its Certificate of Incorporation or By-Laws, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of ASG. The minute books of ASG (including the stock records), a copy of which has heretofore been provided to CACI and CASub, are true, complete and correct and are the only minute books of ASG.

3.6 Books and Records. The books of account, ledgers, order books, records and documents of ASG accurately and completely reflect all material information relating to the business of ASG, the location and condition of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of ASG.

3.7 Capitalization of ASG. ASG's authorized capital stock consists of 650,000 shares of common stock, par value $0.10 per share, and 23,700 shares of preferred stock, par value $100.00 per share, of which only the Shares are issued and outstanding. All of the Shares are held, and as of the Closing Date will be held, of record and beneficially by Seller. All of the Shares are, and as of the Closing Date will be, duly and validly issued, fully paid and nonassessable. A total of 29,835 shares of Common Stock of ASG are held in treasury. There are no dividends which have been authorized, declared or set aside but not paid or which are in arrears with respect to any shares of capital stock of ASG. There are no agreements relating to or restricting the issuance, sale or transfer of shares of capital stock of ASG, or affecting the rights of Seller with respect thereto. There are no preemptive rights on the part of any Person and there are not, and as of the Closing there will not be, outstanding any options, warrants, agreements, commitments, conversion or other rights that obligate ASG to issue or sell any shares of its capital stock or other security.

3.8 Financial Statements. ASG has previously delivered to CACI and CASub the audited balance sheets of ASG as of March 31, 1993, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of income, changes in stockholders' equity, and cash flows of ASG for the fiscal years ended March 31, 1993, 1994 and 1995 (collectively, the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved (except as disclosed in the footnotes thereto) and have been certified by Rubino and McGeehin, ASG's independent auditors. The Audited Financial Statements present fairly the financial position, results of operations and cash flows of ASG at the dates and for the periods indicated. Attached hereto as Exhibit 3.8 is the unaudited balance sheet of ASG as of June 30, 1995 (the "Unaudited Balance Sheet") and the related statements of income, changes in stockholders' equity, and cash flows of ASG for the three month period then ended (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with those employed in the Audited Financial Statements, and present fairly the financial position and results of operations of ASG as of the date and for the period indicated, subject to the addition of notes and normal, non-material year-end adjustments consistent with past practice. Except to the extent set forth on the Unaudited Balance Sheet, ASG does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than (i) liabilities and obligations described in the footnotes to the 1995 Audited Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of ASG, and (iii) liabilities and obligations described in the Exhibits hereto.

3.9 Absence of Material Adverse Changes. Since March 31, 1995, ASG has conducted its business only in the ordinary course and consistent with prior practice and there has not occurred or arisen, whether or not in the ordinary course of business, any material adverse change in the business, operations, assets, financial condition, results of operations, properties or prospects of ASG. Specifically, except (i) as described in Exhibit 3.9 and (ii) as described in that certain letter dated the Closing Date from Seller to CACI and CASub, since March 31, 1995, ASG has not:

      3.9.1 issued, sold, purchased, redeemed or granted any options, warrants, conversion or other rights to purchase or otherwise acquire any shares of its capital stock or any other security;

      3.9.2 authorized, declared, set aside or paid any dividend or made any other distribution with respect to any share of its capital stock or other security;

      3.9.3 incurred, discharged, satisfied or paid any obligation or liability, accrued, absolute, contingent or otherwise, whether due or to become due, material to ASG other than current liabilities and current portion of long-term debt shown on the 1995 Audited Balance Sheet and current liabilities incurred since the date of the 1995 Audited Balance Sheet in the ordinary course of business and consistent with prior practice;

      3.9.4 suffered any damage or destruction in the nature of a casualty loss or other loss that would be treated as an extraordinary item pursuant to Opinion No. 30 of the Accounting Principles Board, whether covered by insurance or not, that might reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of ASG;

      3.9.5 granted any increase in the compensation payable or to become payable by ASG to its directors, officers, managers, consultants or agents or any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of such persons, other than increases that are provided to broad categories of employees and do not discriminate in favor of the aforementioned persons;

      3.9.6 encountered any labor union organizing activity material to the business, operations, assets, financial condition, results of operations, properties or prospects of ASG, had any employee strike, work-stoppage, slow-down or lockout, or any substantial threat of any imminent strike, work-stoppage, slow-down or lock-out or had any adverse change in its relations with its employees, agents, customers or suppliers or any governmental or regulatory authorities, that, in any of the foregoing cases, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of ASG;

      3.9.7 transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign intellectual property, or modified any existing rights with respect thereto, other than in the ordinary course of business and consistent with prior practice;

      3.9.8 cancelled or compromised any debts or waived or permitted to lapse any claims or rights of substantial value, or sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with prior practice;

      3.9.9 made any material capital expenditure or commitment for any addition to property, plant or equipment not in the ordinary course of business and consistent with prior practice or in any event in excess of an aggregate of Five Thousand Dollars ($5,000);

      3.9.10 made any change in any method of accounting or accounting practice;

      3.9.11 paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any officer, director, "affiliate," officer of an "affiliate," director of an "affiliate," "associate" of an officer, "associate" of a director, or "associate" of an "affiliate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission), who exercised senior managerial responsibility with respect to ASG, except for normal business advances to employees consistent with prior practice;

      3.9.12 granted any options to officers, employees, directors, or any affiliated parties;

      3.9.13 agreed, whether in writing or otherwise, to take any action described in this Section 3.9; or

      3.9.14 taken, failed to take or suffered to exist any action that, if taken, not taken, or suffered to exist after the date hereof, would constitute a breach of any of the covenants set forth in Section 5.

3.10  Title to Assets; Condition.

      3.10.1 ASG has good title to, or a valid leasehold interest in, all of its properties and assets. Except as described on Exhibit 3.10.1, none of its properties or assets is subject to any mortgage, pledge, lien, security interest, lease or other encumbrance. All of ASG's properties and assets are in working condition.

      3.10.2 Exhibit 3.10.2 contains a true, correct and complete list and description of all real property, including all facilities and structures located thereon, owned by ASG. ASG has good record and marketable title to all of such real property and none of such properties is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership, except (i) liens, encumbrances and leases incurred or made in the ordinary course of business that do not materially impair the usefulness of such properties and assets in the conduct of its business, (ii) liens for Taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, (iii) such imperfections of title, zoning or planning restrictions, easements and encumbrances, if any, as do not materially detract from the value as presently used, or materially interfere with the present or contemplated use, of such property; and (iv) as described on
Exhibit 3.10.2.

      3.10.3 Exhibit 3.10.3 sets forth a true, correct and complete list as of the date hereof of all leases, and all amendments, modifications and supplemental agreements thereto, of real property to which ASG is a party (the "Leases"). True, correct and complete copies of the Leases have been delivered by ASG to CACI and CASub. The Leases grant leasehold estates free and clear of all mortgages, liens, claims, charges, security interests, encumbrances and other restrictions and limitations whatsoever granted by or caused by the actions of ASG, and ASG enjoys a right of quiet possession as against any lien or other encumbrance on the properties subject to the Leases (collectively, the "Leased Properties"). The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. There has not occurred any event that would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or material default. ASG is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by ASG.

      3.10.4 ASG is not in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, city planning, land use or similar matters) relating to the Leased Properties. There are no proceedings materially affecting the present or future use of the Leased Properties for the purposes for which they are used or the purposes for which they are intended to be used. All buildings, structures and fixtures used by ASG are in good operating condition and repair, normal wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses.

3.11 Intellectual Property. ASG owns, or is licensed or otherwise has the full right to use, the Intellectual Property listed on Exhibit 3.11(a).
Exhibit 3.11(a) lists all Intellectual Property owned, licensed or used by
ASG, together with the owner or licensor thereof.   Exhibit 3.11(b) lists all
third party licenses related to the Intellectual Property listed on Exhibit 3.11(a). All Intellectual Property that is identified on Exhibit 3.11(a) as owned by ASG is, together with the goodwill of the business associated with any Intellectual Property, owned by ASG free and clear of any and all agreements, judgments, orders, decrees, stipulations, liens, claims, tax liens, charges, security interests, encumbrances and licenses or sublicenses that would prevent the use of the Intellectual Property by ASG, CACI or CASub. The business and operations of ASG do not infringe upon or violate any intellectual property owned by any third party. ASG has not received, within the past three (3) years, notice of any claim that ASG has infringed or violated any intellectual property of any third party, or that any Intellectual Property identified on Exhibit 3.11(a) is invalid or violates or infringes upon the rights of any third party. ASG has not sent or otherwise communicated to another person, within the past three (3) years, any notice, charge, claim or other assertion of, nor does there exist, any present, impending or threatened infringement or violation by any third party of any Intellectual Property listed on Exhibit 3.11(a) or any acts of unfair competition by any third party relating to such Intellectual Property. ASG maintains reasonable security measures to prevent disclosure or transfer to unauthorized persons of any trade secrets and confidential information that are proprietary to ASG.

3.12 Inventories. ASG has no inventory material to its business, operations, financial condition, results of operations or prospects.

3.13 Material Contracts. ASG has delivered to CACI and CASub or made available to CACI and CASub a true, correct and complete copy of each material contract to which ASG is a party and all amendments thereto (the "Material Contracts"), all of which are listed on Exhibit 3.13. All Material Contracts are in full force and effect. ASG has not received any notice of default, nor is it in default, nor does any condition exist which with or without notice or the lapse of time, or both, will render ASG in default, under any of the Material Contracts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance on any of the assets or properties of ASG pursuant to, or right of termination under, any provision of any Material Contract. The other parties to the Material Contracts are in compliance with all material terms and conditions of the Material Contracts, and no party to a Material Contract has notified ASG of its intention to terminate or materially change the nature of its transaction or relationship with ASG under any such Material Contract.

3.14 Agreements, Contracts and Commitments. Except as set forth in Exhibit 3.14, to the Knowledge of Seller, ASG is not a party to:

      3.14.1 any agreement relating to the issuance, transfer or sale of any shares of the capital stock or other securities of ASG;

      3.14.2 any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

      3.14.3 any employment agreement that contains any severance pay liabilities or obligations;

      3.14.4 any agreement for personal services, consultant services or employment;

      3.14.5 any agreement of guarantee or indemnification of third parties in an amount that could exceed Five Thousand Dollars ($5,000);

      3.14.6 any agreement or commitment containing a covenant limiting or purporting to limit the freedom of ASG to compete with any person in any geographic area or to engage in any line of business;

      3.14.7 any lease (other than equipment leases under which ASG is lessor) to which ASG is a party as lessor or lessee that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of ASG;

      3.14.8 any joint venture agreement or profit-sharing agreement (other than with employees);

      3.14.9 except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to ASG or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of ASG;

      3.14.10 any license agreement, either as licensor or licensee, or distributor, dealer, franchise, manufacturer's representative, sales agency or other similar agreement or commitment;

     3.14.11 any contract or agreement, for the future sale by ASG of materials, products, services or supplies, that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of ASG;

     3.14.12 any contract or agreement for the future purchase by ASG of any materials, equipment, services, or supplies, that either provides for payments in excess of Two Thousand Five Hundred Dollars ($2,500) and cannot be terminated by it without penalty upon less than ninety (90) days' notice or was not made in the ordinary course of business and consistent with prior practice;

      3.14.13 any agreement that provides for the sale of goods or services that will result in a loss as a result of costs already incurred or expected to be incurred to complete the agreement;

      3.14.14 any agreement or arrangement for the assignment, sale or other transfer by ASG of any agreement or lease (or right to payment thereunder) by which it leases materials, products or other property to a third party;

      3.14.15 any contract or agreement that provides any discount;

      3.14.16 any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by ASG;

      3.14.17 any contract or agreement not described above involving the payment or receipt by ASG of more than Five Hundred Dollars ($500) individually or Five Thousand Dollars ($5,000) in the aggregate other than contracts or agreements in the ordinary course of business for the purchase of inventory, supplies or services or for the sale of current requirements and consistent with prior practice, or for the sale or lease of finished goods or services in the ordinary course of business and consistent with prior practice; or

      3.14.18 any contract or agreement not described above that was not made in the ordinary course of business and consistent with prior practice and that is material to the business, operations, assets, financial condition, results of operations, properties or prospects of ASG.

All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in Exhibit 3.14 pursuant to this Section 3.14 are valid and in full force and effect and neither ASG nor any other party thereto has breached any provision of, or defaulted under the terms of, nor are there any facts or circumstances that would reasonably indicate that ASG will or may be in such breach or default under, any such agreement, contract, plan, lease, instrument, arrangement, license or commitment, which breach or default has or could reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of ASG. Exhibit 3.14 correctly identifies each contract the provisions of which would be materially and adversely affected by this Agreement and each contract under which the rights of any party would be altered as a result of the sale, merger, consolidation or other change of control of ASG.

3.15 Banking Facilities, Powers of Attorney, etc. Exhibit 3.15 attached hereto sets forth a true, correct and complete list of (i) each bank, savings and loan or similar financial institution with which ASG has an account or safety deposit box or other arrangement, and any numbers of the accounts or safety deposit boxes maintained by ASG thereat, (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, and (iii) any outstanding powers of attorney executed on behalf of ASG in respect of ASG or its assets, liabilities or businesses. ASG has no general or special powers of attorney outstanding (whether as grantor or grantee thereof), nor any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business and consistent with prior practice.

3.16 Customers and Orders. During the period from March 31, 1995 through the Closing Date, ASG has not accepted, and will not accept, orders from any of the other contracting parties to the Material Contracts on any terms other than pursuant to one or more of the Material Contracts.

3.17 Compliance with Applicable Law. ASG has all requisite material licenses, permits and certificates from all foreign, federal, state and local authorities necessary for the conduct of its business as presently conducted, and to lease and operate the Leased Properties. ASG has conducted its business in material compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, decrees, orders, permits, licenses, concessions, grants or other authorizations of any court or of any governmental entity or authority.

3.18 Litigation. Except as described in Exhibit 3.18, there is no Action of any kind, pending or threatened, at law or in equity, by or before any court, arbitrator, governmental entity or authority, that involves, affects or relates to ASG that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, prospects or properties of ASG. Neither ASG nor any of its directors, officers, employees or properties is subject to any order, writ, injunction, decree or judgment of any court, arbitrator or governmental entity or authority, that involves, affects or relates to ASG that either singly or in the aggregate may have any material adverse effect on the business, operations, assets, financial condition, results of operations, prospects or properties of ASG.

3.19 Insurance. To the Knowledge of Seller, Exhibit 3.19 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers' compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by ASG and all life insurance policies maintained on the lives of any of its directors, officers or employees (collectively, the "Insurance Policies"). All premiums due on the Insurance Policies or renewals thereof have been paid in full. To the Knowledge of Seller, the amounts and coverages of the Insurance Policies are those customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which ASG operates and are adequate and customary for the type and scope of ASG's assets, properties and business. To the Knowledge of Seller, the Insurance Policies are sufficient for compliance with all Material Contracts to which ASG is a party or by which ASG is bound and all applicable laws and regulations of any governmental entity. ASG's workers' compensation insurance materially complies with all applicable statutory and regulatory requirements relating thereto. To the Knowledge of Seller, ASG has not received any written notices of any pending termination with respect to any of such policies. To the Knowledge of Seller, Exhibit
3.19 includes a true and complete listing of all claims made under ASG's Insurance Policies in excess of Five Thousand Dollars ($5,000), and the dispositions thereof, for the period from March 31, 1992 to the date hereof.

3.20  Tax Matters.

      3.20.1 ASG has duly filed, within the times and in the manner prescribed by law, all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by ASG (whether or not shown on any Tax Return) have been paid when due. ASG is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim or inquiry with respect to any material amount of Taxes has ever been made by an authority in a jurisdiction where ASG did not file Tax Returns but where it is or may be subject to any Tax by that jurisdiction for any period ending on or before the Closing Date. There are no liens or other security interests on any of the properties or assets of ASG that arose in connection with any failure (or alleged failure) to pay any Tax.

      3.20.2 All Taxes of ASG attributable to Tax periods or portions thereof ending on or prior to the Closing Date that have not yet been paid have in the aggregate been adequately reflected as a liability on the books of ASG in accordance with generally accepted accounting principles consistently applied.

      3.20.3 ASG has withheld and paid all Taxes required to have been withheld and paid in connection with payments to foreign persons, sales and use Tax obligations with respect to any and all states, and amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person.

      3.20.4 Exhibit 3.20 hereto lists all federal and state income Tax Returns filed with respect to ASG for Tax periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Exhibit 3.20 also sets forth all deficiencies of Tax that have been asserted for all periods up to and including the date hereof.

      3.20.5 There are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Return of ASG for any period.

      3.20.6 ASG has delivered to CACI and CASub true, correct and complete copies of all United States federal income Tax Returns, examination reports, and statements of deficiencies assessed against, proposed in writing to be assessed against, or agreed to by any of the Company and its Subsidiaries for all Tax periods ending on or after December 31, 1991.

      3.20.7 ASG has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning collapsible corporations. ASG has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Code
Section 280G. ASG has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), nor has ASG been a passive foreign investment company as defined in Code Sections 1291-1297. ASG has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. ASG is not a party to any Tax allocation or sharing agreement. ASG has no liability for any Taxes of any person (other than its own) under Treas. Reg. Section 1.1502- 6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      3.20.8 ASG has not made any elections under the Code, including, without limitation, elections under Code Section 1362 (relating to taxation as an S Corporation) or elections under Code Section 338 (relating to the treatment of certain stock purchases as asset acquisitions).

3.21 Employee Benefit Plans; Compliance with ERISA. Exhibit 3.21 contains a true, correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by ASG and maintained by ASG or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades or businesses under common control or affiliated service group which includes ASG (as defined for purposes of Section 414(b), (c) and (m) of the Code) (collectively, the "ASG Plans"). Neither ASG nor any Affiliate has ever been obligated to contribute to any "multi-employer plan," as defined in
Section 3(37) of ERISA. Neither ASG nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Except as indicated in Exhibit 3.21, neither ASG nor any Affiliate has ever maintained an ASG Plan providing health or life insurance benefits to former employees (other than as required by Part 6 of Subtitle B of Title I of ERISA). Except as indicated in Exhibit 3.21, no ASG Plan which was subject to ERISA has been terminated; no proceedings to terminate any such ASG Plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C has occurred with respect to any such ASG Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred.
With respect to all the ASG Plans, ASG and every Affiliate are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither ASG nor any Affiliate, nor any of its or their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the ASG Plans, has engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA which could subject ASG or CACI or their Subsidiaries, affiliates, directors or employees or the ASG Plans or the trusts relating thereto or any party dealing with any of the ASG Plans or trusts to any Tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Neither the ASG Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.


Each ASG Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from Tax under Section 501(a) of the Code; copies of all determination letters have been delivered to CACI and CASub; and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each ASG Plan that is a "defined benefit plan" as defined in Section 3(35) of ERISA, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such ASG Plan, and there is no unpaid contribution for any ASG Plan year ended prior to the Closing as required under Section 412 of the Code. With respect to each ASG Plan which is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing under the ASG Plan terms and applicable law have been made.

There is no Action threatened or pending or that can reasonably be expected to be asserted with respect to any of the ASG Plans or any prior plan maintained by ASG, and there are no outstanding written requests, other than routine requests for information concerning such ASG Plans, by participants, beneficiaries or any government agency.

3.22 Employment-Related Matters. To the Knowledge of Seller, ASG is in compliance in all material respects with all applicable laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment. To the Knowledge of Seller, ASG is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any employees of ASG. There is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy in effect or, to the Knowledge of Seller, pending or threatened against or otherwise affecting ASG. ASG has not experienced any labor controversy within the past three years. To the Knowledge of Seller, no labor representation question exists or has been raised respecting any of ASG's employees. ASG has not closed any plant or facility, or effectuated any layoffs of employees or implemented any early retirement, separation or window program at any time from or after March 31, 1992 nor has ASG planned or announced any action or program for the future with respect to which ASG has or may have any material liability. To the Knowledge of Seller, ASG is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement or statute relating to employment; provided, however, that nothing in this Section 3.22 shall be construed as any representation or warranty relating to the Code or ERISA.

3.23  Environmental.

      3.23.1 To the Knowledge of Seller, ASG is in compliance in all material respects with all applicable Environmental Laws. ASG has not received any communication (written or oral), whether from a governmental authority, employee, or any other person that alleges that ASG is not in compliance with such laws. To the Knowledge of Seller, all material Permits and other governmental authorizations currently held by ASG pursuant to the Environmental Laws are in full force and effect and no other material Permits are required by ASG.

      3.23.2 To the Knowledge of Seller, there is no Environmental Claim pending or threatened against or involving ASG or against any person or entity whose liability for any Environmental Claim ASG has or may have retained or assumed either contractually or by operation of law.

      3.23.3 To the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against ASG or against any person or entity whose liability for any Environmental Claim ASG may have retained or assumed either contractually or by operation of law.

      3.23.4 Without in any way limiting the generality of the foregoing, to the Knowledge of Seller, (a) no polychlorinated biphenyls are or have been used or stored at any of the Leased Properties, and (b) no friable asbestos or asbestos-containing material is present at any of the Leased Properties.

3.24 Absence of Certain Payments. Neither ASG nor any director, officer, agent, employee or other person associated with or acting on behalf of ASG has used any funds of ASG for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or violated any provisions of the Foreign Corrupt Practices Act of 1977 or any rules or regulations promulgated thereunder, in any circumstance that would adversely affect the operations of ASG after the Closing.

3.25 Interests of Officers. None of the officers or directors of ASG has any interest in any property, real or personal, tangible or intangible, including Intellectual Property used in the conduct of the business of ASG, except for rights under existing employee benefit plans.

3.26 No Brokers or Finders. No broker or finder has acted for ASG in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of ASG.

3.27 No Pending Actions. There is no Action pending or threatened to which ASG is a party or of which ASG is aware which questions or challenges the validity of this Agreement or any action taken or to be taken by ASG pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.28 No Misrepresentations. No representation or warranty by ASG in this Agreement, nor any statement, certificate, list, exhibit or schedule furnished or to be furnished by or on behalf of ASG pursuant to this Agreement nor any document or certificate delivered to CACI or CASub pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

                                  Article 4

               REPRESENTATIONS AND WARRANTIES OF CACI AND CASUB

CACI and CASub represent and warrant to ASG as follows:

4.1 Corporate Status of CACI and CASub. CACI and CASub are corporations duly organized, validly existing and in good standing under the laws of Delaware. CACI and CASub are duly qualified to do business as foreign corporations and are in good standing in all jurisdictions in which the character of the properties owned, leased or operated by each or the nature of the business transacted by each makes such qualification necessary, except where failure to be so qualified would not have a materially adverse effect on the business, operations, assets, financial condition, results of operations, properties or prospects of CACI and its Subsidiaries considered as a whole.

4.2 Authority for Agreement. CACI and CASub have the full corporate power to execute, deliver, and perform this Agreement, to consummate the transactions contemplated hereby and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of both CACI and CASub. No other corporate proceedings on the part of CACI or CASub including, without limitation, stockholder approval, are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.3 No Default or Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of CACI or CASub, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of or constitute a default under, or require the consent of any other party to, or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which CACI or CASub is a party or by which either of them or any of their assets or properties may be bound or which is applicable to either of them or any of their assets or their properties. Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the HSR Act and applicable state securities laws, no authorization, consent, approval, license, order, or permit of, or declaration of, or filing with or notice to, any governmental body or authority or any other person or entity is necessary for the execution, delivery and performance of this Agreement by CACI and CASub or the consummation by CACI and CASub of the transactions contemplated hereby.

4.4 Responsible Prospective Contractor. Each of CACI and CASub is a "responsible prospective contractor," as defined in 48 C.F.R. Part 9, Section
9.101 and Section 9.104, and other applicable sections of the Federal Acquisition Regulation.

4.5 No Brokers or Finders. Except as described on Exhibit 4.5, no broker or finder has acted for CACI or CASub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of CACI or CASub.

4.6 No Pending Actions. There is no Action pending or threatened to which CACI or CASub is a party or of which CACI or CASub is aware which questions or challenges the validity of this Agreement or any action taken or to be taken by CACI or CASub pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.7 No Misrepresentations. No representation or warranty by CACI or CASub in this Agreement, nor any statement, certificate, list, exhibit or schedule furnished or to be furnished by or on behalf of CACI or CASub pursuant to this Agreement nor any document or certificate delivered to Seller or ASG pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements not misleading.

                                  Article 5

                                  COVENANTS

It is further agreed as follows:

5.1 Divestiture of Excluded Assets. It is understood that the assets, agreements and contracts listed on Exhibit 5.1 (the "Excluded Assets") are not required for the conduct of the business of ASG by CACI or CASub and are not intended to be included in the business being acquired by CACI and CASub. Accordingly, prior to the Closing, ASG shall have (i) sold, distributed to Seller or otherwise disposed of the assets listed on Exhibit 5.1 and (ii) terminated or assigned to Seller the agreements and contracts listed on
Exhibit 5.1.

5.2 Filings and Submissions. The parties hereto shall cooperate with each other and promptly prepare and make all filings and notices required under the Securities Act, the Exchange Act, the HSR Act, any other federal or state securities laws and any other applicable laws and regulations relating to the sale of the Shares or the other transactions contemplated hereby. The parties hereto agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission, the Department of Justice or any other governmental entity or authority in connection with such filings and notices.

5.3 Release of Information. Except as required by law, no party to this Agreement shall announce or disclose to any non-party (other than the directors, officers, employees, attorneys, accountants, advisors or other representatives or agents who have a "need to know" in order to consummate this Agreement and the transactions contemplated hereby) the terms or provisions of the Letter of Intent or this Agreement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld). Each party shall consult with the other parties before issuing any press release or other public announcement referring to this Agreement, the Letter of Intent or the terms and conditions of the transactions contemplated hereby or thereby.

5.4 Confidentiality. Except as required by law, each party and its representatives will hold in strict confidence all documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no action by the party in violation of this Section 5.4, (b) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (c) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not, without the consent of the other party, (i) release or disclose any such documents or information to any other person or (ii) use or permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement, each party shall return to the other parties all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of theconfidentiality provisions set forth herein.

5.5 Review of Contracts. At least thirty (30) days prior to the commencement of the final closeout process of any contract of ASG awarded before April 1, 1995, CACI, CASub or ASG shall give notice to Seller of the commencement of such process. Upon reasonable notice to CACI and CASub, Seller or Seller's representative shall have the right to review such process.

5.6   Further Assurances.

      5.6.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the Board of Directors and officers of any party, each of the parties agrees to use his or its best reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to perfect the transfer and delivery to CASub of all right, title and interest in and to the Shares and to consummate and make effective this Agreement and the other transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors of each corporate party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action.

      5.6.2 Novation of the Material Contracts. Each party agrees to use its best reasonable efforts to effect the novation of each Material Contract that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government. In particular and without limiting the generality of the foregoing, Seller and ASG shall continue to communicate with responsible officers of the Government and/or any Prime Contractor from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

5.7 Defense of Claims and Litigation. At all times from and after the Closing, Seller shall consult, confer and cooperate in good faith on a reasonable basis with CACI, CASub and ASG (including, without limitation, the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Action related to the business of ASG before the Closing Date, or any matter which, directly or indirectly, arises therefrom, whether known at the Closing or arising thereafter, against CACI, CASub ASG or any of their affiliates by any third party. To the extent the indemnification provisions of this Agreement or of any other document delivered in connection with the transactions contemplated hereby apply to any such conduct or defense, they shall control as to the payment of costs and expenses.

5.8   Indemnification.

      5.8.1 Indemnification of CACI, CASub and ASG. Subject to the limitations set forth in Sections 5.8.3 and 5.8.4, Seller shall indemnify and hold harmless CACI, CASub and ASG and their respective successors by merger or other operation of law (the "Successors"), directors, officers and assigns from and against all losses, liabilities, claims, damages, costs or expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and disbursements) suffered, incurred or paid:

              5.8.1.1 that would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of Seller and ASG in this Agreement or in any other instrument or document delivered to CACI or CASub pursuant to this Agreement had been (with respect to representations and warranties) true and had been (with respect to covenants and agreements) fully performed and fulfilled;

              5.8.1.2 as a result of any Action arising out of or relating to the conduct of the business of ASG or Seller before the Closing; and

              5.8.1.3 as a result of any Action arising out of or relating to the failure of Seller to pay, promptly and when due, any Tax, fee or other charge which shall become due or shall have accrued on account of the sale of the Shares, or any other Tax, fee or charge Seller is obligated to pay hereunder on account of the sale of the Shares or the other transactions contemplated hereby.

Notwithstanding anything herein to the contrary, if Seller shall be required to indemnify CACI, CASub, ASG or any of their Subsidiaries or respective directors, officers, Successors or permitted assigns with respect to the same item of damage and amount, the satisfaction of such indemnity to one of them shall discharge Seller's obligations to the others to the extent of the amount paid.

      5.8.2 Indemnification of Seller. Subject to the limitations set forth in Sections 5.8.3 and 5.8.4, CACI, CASub and ASG shall indemnify and hold harmless Seller and his heirs, Successors and assigns from and against all losses, liabilities, claims, damages, costs or expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and disbursements) suffered, incurred or paid:

              5.8.2.1 that would not have been suffered, incurred or paid if all the representations, warranties, covenants and agreements of CACI and CASub in this Agreement or in any other instrument or document delivered to Seller pursuant to this Agreement had been (with respect to representations and warranties) true and had been (with respect to covenants and agreements) fully performed and fulfilled; and

              5.8.2.2 as a result of any Action arising out of or relating to the conduct of the business of ASG after the Closing.

Notwithstanding anything herein to the contrary, if CACI, CASub or ASG shall be required to indemnify Seller or any of his heirs, Successors or assigns with respect to the same item of damage and amount, the satisfaction of such indemnity to one of them shall discharge the obligations of CACI, CASub and ASG to the others to the extent of the amount paid.

      5.8.3 Third Party Claims. The obligations and liabilities of a party for which indemnification is sought (an "Indemnifying Party") by a person or entity seeking indemnification (an "Indemnified Party") under this Section
5.8 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following conditions:

              5.8.3.1 The Indemnified Party shall give written notice to the Indemnifying Party of the nature of the assertion of liability by a third party and the amount thereof promptly after the Indemnified Party learns of such assertion. The foregoing notwithstanding, failure of an Indemnified Party to comply with its obligations under this Section 5.8.3.1 shall affect its right to indemnity only to the extent such failure shall have a material adverse effect on the Indemnifying Party's ability to defend.

              5.8.3.2 If any Action is brought by a third party against an Indemnified Party, the Action shall be defended by the Indemnifying Party and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. Until the Indemnifying Party shall have assumed the defense of any such Action, or if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not be entitled to assume the defense of such Action), all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party.

              5.8.3.3 In any Action initiated by a third party and defended by the Indemnifying Party, subject to the confidentiality provisions of this Agreement, (a) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (b) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (c) the Indemnified Party shall make available to the Indemnifying Party, and its attorneys and accountants, all books and records of the Indemnified Party relating to such Action and (d) the parties shall render to each other such assistance as may be reasonably required for the proper and adequate defense of such Action.

              5.8.3.4 In any Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

      5.8.4 Minimum Liability. Seller shall not be liable under Section 5.8.1, and CACI, CASub and ASG shall not be liable under Section 5.8.2, unless and until the aggregate amount of liability under such Section shall exceed $25,000, in which case the Indemnifying Party shall make indemnification thereunder for the aggregate amount of such liability, including, without limitation, such $25,000.

      5.8.5 Limitation of Seller's Liability. The Seller's obligation to indemnify pursuant to Section 5.8.1 (i) shall not in any event exceed in the aggregate an amount equal to the Purchase Price and (ii) shall be the exclusive remedy for any breach of this Agreement by the Seller.

5.9 Indemnification of ASG Directors and Officers. Until at least the third anniversary of the Closing, consistent with the standard practices of the CACI Group of Companies, all expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and disbursements) incurred by individuals who are directors or officers of ASG at the time of the Closing in defending any civil, criminal, administrative or investigative action, suit or proceeding initiated by reason of the fact that such individuals were directors or officers of ASG shall be advanced by ASG or its successor or assign in advance of the final disposition of such action, suit or proceeding, and any such director or officer indemnified shall repay any and all expenses so advanced if it is ultimately determined that such director and/or officer was not entitled to be indemnified by ASG or its successor or assign under the ASG By-laws in effect at the time of the Closing.

                                    Article 6

                            CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Each Party. The obligations of CACI CASub, Seller and ASG to effect the sale of the Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions and CACI, CASub, Seller and ASG shall exert their best efforts to cause each such condition to be so fulfilled:

      6.1.1 No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the sale of the Shares or any other material transaction contemplated by this Agreement shall be in effect (each party agreeing to use its best efforts to have any such injunction or other order lifted), and no Action shall have been commenced or threatened seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the sale of the Shares or any other material transaction contemplated hereby.

      6.1.2 There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the sale of the Shares or any other material transaction contemplated hereby.

      6.1.3 All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the sale of the Shares and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any governmental entity or authority.

      6.1.4 Any waiting period (and any extension thereof) applicable to the sale of the Shares under the HSR Act shall have expired or been terminated.

6.2 Conditions to Obligations of CACI and CASub to Purchase the Shares. The obligation of CACI and CASub to purchase the Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions and Seller and ASG shall exert their best efforts to cause each such condition to be so fulfilled:

       6.2.1 Since the date of the Letter of Intent there shall not have been any material adverse change of any nature in the business, operations, assets, financial condition, results of operations, properties or prospects of ASG; and ASG shall have delivered to CACI and CASub a certificate to that effect, dated the Closing Date and signed by the President of ASG.

      6.2.2 Seller and ASG shall have received, each in form and substance satisfactory to CACI and CASub, all covenants, approvals, authorizations, licenses, orders, waivers, Permits and other consents under any contract, Material Contract, plan, lease, instrument, arrangement, license, commitment or other agreement of Seller and ASG that are required (i) to consummate the sale of the Shares, (ii) to permit CACI and CASub to continue to conduct their businesses and the business of ASG as they are currently conducted or
(iii) in connection with the transactions contemplated hereby; and all filings, registrations, covenants, approvals, orders, consents and authorizations by or with, and notifications to, all governmental authorities or regulators, domestic or foreign, or other Persons by Seller or ASG required to consummate the transactions contemplated by this Agreement shall have been made or received, and shall be in full force and effect.

      6.2.3 CACI and CASub shall have obtained all covenants, consents, approvals, authorizations, licenses, orders, waivers and other Permits and all transfers of Permits which CACI, CASub and their counsel reasonably deem necessary (i) to consummate the sale of the Shares, (ii) to permit CACI and CASub to continue to conduct their businesses and the business of ASG as they are currently conducted and (iii) in connection with the transactions contemplated hereby.

      6.2.4 The execution of this Agreement and performance of the transactions contemplated hereby by appropriate officers of ASG shall have been authorized by the Board of Directors of ASG in accordance with applicable corporate law.

      6.2.5 No information obtained by CACI or CASub concerning ASG during CACI's and CASub's "due diligence" investigation of ASG shall have, in the sole judgment of CACI and CASub, adversely affected the value of this Agreement or the transactions contemplated hereby.

      6.2.6 Seller shall have executed and delivered the Non-Competition Agreement.

      6.2.7 ASG shall have (i) sold, distributed to Seller or otherwise disposed of the assets listed on Exhibit 5.1 and (ii) terminated or assigned to Seller the agreements and contracts listed on Exhibit 5.1.


      6.2.8 Seller shall have performed in all material respects all of his covenants set forth herein that are required to be performed at or prior to the Closing; the representations and warranties of Seller and ASG contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at the Closing, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and Seller shall have delivered to CACI and CASub a certificate to that effect, dated the Closing Date and signed by Seller.

      6.2.9 ASG shall have performed in all material respects all of its covenants set forth herein that are required to be performed at or prior to the Closing; the representations and warranties of ASG contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at the Closing, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and ASG shall have delivered to CACI and CASub a certificate to that effect, dated the Closing Date and signed by Arthur Holmes, as Chief Operating Officer of ASG.

      6.2.10 CACI and CASub shall have received from ASG and from such other essential parties such affidavits and certificates as CACI and CASub shall deem necessary to relieve CACI and CASub of any obligation to deduct and withhold any portion of the Purchase Price pursuant to Code Section 1445.

      6.2.11 CACI and CASub shall have received an opinion or opinions of counsel to Seller and ASG in form and substance satisfactory to counsel to CACI and CASub, dated the Closing Date, to the effect set forth in Exhibit 6.2.13.

      6.2.12 CACI and CASub shall have received from ASG all other documents consistent with the purposes of this Agreement, in form and substance satisfactory to CACI and CASub and their counsel, as CACI and CASub shall have reasonably requested (other than additional opinions of counsel).

6.3 Conditions to Obligations of Seller to Sell the Shares. The obligation of Seller to sell the Shares and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions and CACI and CASub shall exert their best efforts to cause each such condition to be so fulfilled:

      6.3.1 CACI and CASub shall have performed in all material respects all of their covenants set forth herein that are required to be performed at or prior to the Closing; the representations and warranties of CACI and CASub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at the Closing, except for representations and warranties made expressly as of a specified date (which representations and warranties shall be true and correct in all material respects as of such date); and CACI and CASub shall have delivered to Seller a certificate to that effect, dated the Closing Date and signed by the President or a Vice President of each of CACI and CASub.

      6.3.2 Seller shall have received an opinion of counsel to CACI and CASub in form and substance satisfactory to counsel to Seller, dated the Closing Date, to the effect set forth in Exhibit 6.3.2.

      6.3.3 Seller shall have received an acknowledgement from Broker that any and all obligations of CACI and CASub to Broker arising as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby have been fully satisfied.

      6.3.4 Seller shall have received from CACI and CASub all such other documents consistent with the purposes of this Agreement, in form and substance satisfactory to Seller and his counsel, as Seller shall have reasonably requested (other than additional opinions of counsel).

                                  Article 7

                                 TERMINATION

7.1 Methods of Termination. This Agreement may be terminated, by written notice promptly given to the other parties hereto, at any time prior to the
Closing:

      7.1.1   By mutual written consent of the parties hereto.

      7.1.2   By either CACI and CASub or Seller by notice to the other, if:

              7.1.2.1 any injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the sale of the Shares or any other material transaction contemplated by this Agreement shall be in effect, or any Action shall have been commenced or threatened seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the sale of the Shares or any other material transaction contemplated by this Agreement;

              7.1.2.2 any action shall have been taken, or any statute, rule or regulation shall have been enacted, by any state or federal government agency since the date of this Agreement that would prohibit or materially restrict the sale of the Shares or any other material transaction contemplated by this Agreement; or

              7.1.2.3 any filings with or notifications to, or any approvals or authorizations of, third parties (including, without limitation, governmental entities and authorities) required for the consummation of the sale of the Shares shall not have been made or obtained or any such approvals or authorizations obtained shall not be effective or shall have been suspended, revoked or stayed by action of any governmental entity or authority.

      7.1.3   By CACI and CASub by notice to Seller and ASG:

              7.1.3.1 if the Closing shall not have occurred on or before October 21, 1995, unless the absence of the occurrence shall be solely due to the failure of CACI or CASub (or their Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing;

              7.1.3.2 in the event of a material breach by Seller or ASG of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by the earlier of the Closing or the tenth day after written notice of that breach was given to Seller and ASG; or

              7.1.3.3 if the Board of Directors of ASG shall have withdrawn or modified in any material respect its approval of this Agreement or the transactions contemplated hereby.

      7.1.4   By Seller and ASG by notice to CACI and CASub:

              7.1.4.1 if the Closing shall not have occurred on or before October 21, 1995, unless the absence of the occurrence shall be solely due to the failure of Seller or ASG (or the affiliates of either) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Closing;

              7.1.4.2 in the event of a material breach by CACI or CASub of any representation, warranty, covenant or agreement contained herein which has not been cured or is not curable by the earlier of the Closing or the tenth day after written notice of that breach was given to CACI and CASub; or

              7.1.4.3 if the Board of Directors of either CACI or CASub shall have withdrawn or modified in any material respect its approval of this Agreement or the transactions contemplated hereby.

Each notice of breach under Section 7.1.3.2 or 7.1.4.2 and each notice of termination under this Section 7.1 shall set forth the facts believed to constitute the basis therefor, all with reasonable specificity in light of the facts then known.

7.2 Payments on Termination. If this Agreement shall be terminated pursuant to Section 7.1.3.3, ASG shall pay to CACI the sum of One Hundred Thousand Dollars ($100,000). If this Agreement shall be terminated pursuant to Section 7.1.3.1 because of the nonoccurrence of any condition other than those set forth in Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4 or 6.2.5, CACI shall cause the Escrow Agent to pay to Seller the Earnest Money Deposit.

7.3 Effect of Termination. In the event of termination under Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of CACI, CASub, Seller or ASG, except that the provisions of this
Article 7, Article 8 (other than the provisions of Section 8.5) and Sections
5.3 and 5.4 shall survive the termination and continue in effect, provided that the foregoing shall not relieve any party for liability for damages incurred as a result of any willful breach of this Agreement or as a result of actual fraud. No party's refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement.

                                  Article 8

                        DEFINITIONS AND MISCELLANEOUS

8.1 Definitions of Certain Terms. As used herein, the following terms shall have the following meanings:

Action: any suit, claim, action, litigation, arbitration, dispute, investigation, inquiry, review, or proceeding.

Affiliate:  as defined in Section 3.21 hereof.

Agreement:  as defined in the Preamble hereof.

ASG:  as defined in the Preamble hereof.

ASG Plans:  as defined in Section 3.21 hereof.

Audited Balance Sheets:  as defined in Section 3.8 hereof.

Audited Financial Statements:  as defined in Section 3.8 hereof.

Broker: Mr. William P. Pickett, an individual residing in the Commonwealth of Virginia.

CACI:  as defined in the Preamble hereof.

CASub:  as defined in the Preamble hereof.

Closing:  as defined in Section 1.8.1 hereof.

Closing Date:  as defined in Section 1.8.1 hereof.

Code:  as defined in Section 3.20.7 hereof.

Earnest Money Deposit:  as defined in Section 1.5 hereof.

Environmental Claim: any written notice by any governmental agency alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by Seller or ASG or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Contamination: (a) an occurrence occurring or a condition existing at or before the Closing if such occurrence or condition was in violation of any Environmental Law or Permit existing at or before the Closing and if ASG, CACI or CASub is specifically required to take remedial action with respect thereto by a governmental agency or a negotiated agreement, decree or clean-up plan with a governmental agency, regardless of when such occurrence or condition is discovered or when such remedial action is required, (b) any use, disposal or discharge of Materials of Environmental Concern before the Closing resulting in liability to a third party, regardless of when such use, disposal or discharge is discovered or (c) an occurrence occurring or condition existing at or before the Closing if ASG, CACI or CASub investigates or takes remedial action with respect thereto.

Environmental Laws: mean all Federal, state and local laws, rules and regulations relating to pollution or protection of the environment, or occupational or human health and safety, including, without limitation, laws, rules and regulations relating to handling, processing, storage, recycling, emission, discharge, disposal, treatment, transportation, release or threatened release of any Material of Environmental Concern or other waste or material into ambient air, surface water, ground water or land, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Federal Water Pollution Control Act (38 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 135 et seq.), and the Food, Drug and Cosmetic Act (15 U.S.C. 2000 et seq.), in each case as these laws have been amended or supplemented.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent:  as defined in Section 1.5 hereof.

Exchange Act:  as defined in Section 2.3 hereof.

Excluded Assets:  as defined in Section 5.1 hereof.

Government:  the Federal Government of the United States of America.

Holdback:  as defined in Section 1.3.1 hereof.

Holdback Period:  as defined in Section 1.3.1 hereof.

HSR Act:  as defined in Section 2.3 hereof.

Indemnified Party:  as defined in Section 5.8.3 hereof.

Indemnifying Party:  as defined in Section 5.8.3 hereof.

Installment Payment:  as defined in Section 1.2.2 hereof.

Insurance Policies:  as defined in Section 3.19 hereof.

Intellectual Property: patents, trademarks, service marks, trade names, mask works, software, programs, development tools, methodologies, specifications, processes, know-how, blueprints, drawings, designs, patterns, copyrights, formulae, inventions, technology, trade secrets, proprietary information, confidential information and other information and documents, and the registrations and applications therefor and the goodwill related thereto.

Knowledge:  as defined in Article 3 hereof.

Leased Properties:  as defined in Section 3.10.4 hereof.

Leases:  as defined in Section 3.10.3 hereof.

Letter of Intent: the letter agreement dated July 11, 1995 by and among CACI, Seller and ASG.

Material Contracts:  as defined in Section 3.13 hereof.

Materials of Environmental Concern: those substances or constituents which are regulated by, or form the basis of liability under, any Environmental Law.

Permit: all certificates, consents, permits, licenses, authorizations and approvals required under or relating to any Environmental Law.

Person: any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.

Prime Contractor: with respect to any Material Contract, the contracting party, other than the Government, to whom ASG may be liable for performance as a subcontractor.

Purchase Price:  as defined in Section 1.2 hereof.

Receivables:  as defined in Section 1.3 hereof.

Securities Act:  as defined in Section 2.3 hereof.

Seller:  as defined in the Preamble hereof.

Shares:  as defined in Section 1.1 hereof.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned by ASG, CACI or their respective Subsidiaries.

Successors: as defined in Section 5.8.1 hereof.

Tax: any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other fiscal charges of any kind whatsoever, including without limitation any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, and any amendment thereof.

Unaudited Balance Sheet:  as defined in Section 3.8 hereof.

Unaudited Financial Statements:  as defined in Section 3.8 hereof.

Windfall Receivables:  as defined in Section 1.3.2 hereof.

8.2 Brokerage. Each party shall be solely responsible for payment of any fee or charge of any broker, finder, financial advisor or intermediary engaged, employed, or consulted by that party in connection with negotiations or discussions incident to the execution of this Agreement or any of the transactions contemplated hereby.

8.3 Amendments and Supplements. This Agreement may be amended or supplemented by a written instrument signed by CACI, CASub, Seller and ASG and approved by their respective Boards of Directors.

8.4 Extensions and Waivers. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No party's refusal to waive fulfillment of any condition precedent to its obligations under this Agreement shall constitute a breach of its duty under this Agreement. No party's failure to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

8.5 Survival of Representations and Warranties. Notwithstanding any investigation conducted before or after the Closing and notwithstanding any knowledge or notice of any fact or circumstance which a party may have as the result of such investi- gation or otherwise, each party and its Successors and assigns shall be entitled to rely upon the representations, warranties and covenants of the others in this Agreement. Each of the representations, warranties and covenants contained in this Agreement, made in any document delivered hereunder or otherwise made in connection with the Closing hereunder shall survive the Closing until the third anniversary of the Closing.

8.6 Expenses. Each party shall pay its own expenses, including the fees of attorneys, accountants, investment bankers, valuation experts and others, in connection with the transactions contemplated hereby, whether or not they are completed, except that in the event of a conflict between this Section 8.6 and Section 5.8, the latter Section shall control. Seller shall be responsible for, and shall indemnify and hold harmless CACI, CASub and ASG against, payment of any and all Taxes arising out of the sale of the Shares or the other transactions contemplated hereby.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard for its principles of conflicts of laws.

8.8 Alternative Dispute Resolution. In the event that any dispute arises under any provision of this Agreement, the parties agree to make reasonable efforts to resolve the dispute by negotiation, mediation, or alternative dispute resolution before any resort to legal remedies; provided, however, that no party shall be bound by the determination of any mediation or alternative dispute resolution proceeding without that party's prior written consent to the proceeding.

8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business dayfollowing the date on which so mailed or sent:

To CACI:

     CACI International Inc
     1100 North Glebe Road
     Arlington, VA  22201
     Attn: Dr. J. P. London, Chairman

With copies to:

     Jeffrey P. Elefante, Esq.
     Senior Vice President and General Counsel
     CACI International Inc
     1100 North Glebe Road
     Arlington, VA  22201

and

     David W. Walker, Esq.
     Foley, Hoag & Eliot
     One Post Office Square
     Boston, MA  02109

To Seller:

     Mr. Conrad Hipkins
     1425 Leegate Road, N.W.
     Washington, DC  20012

With a copy to:

     Mark R. Eaton, Esq.
     Michaels, Wishner & Bonner
     1140 Connecticut Avenue, N.W.
     Suite 900
     Washington, DC  20036

To ASG:

     Automated Sciences Group, Inc.
     1010 Wayne Avenue
     Silver Springs, MD  20910
     Attention:  Mr. Arthur Holmes, Jr.

With copies to Mark R. Eaton, Esq., at the address set forth above and to:

     Keith J. Harrison, Esq.
     King, Pagano & Harrison
     1730 Pennsylvania Avenue, N.W.
     Washington, DC  20006

8.10 Entire Agreement, Assignability, etc. This Agreement and the Exhibits and documents delivered at the Closing pursuant to Section 6: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent, (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise. The representations and warranties of the parties shall not be enlarged or restricted by any statement in any document referred to herein. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, Successors and permitted assigns, and shall inure to the benefit of the Indemnified Parties and their respective legal representatives, Successors and permitted assigns. All Exhibits mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part hereof. All capitalized terms defined in this Agreement which are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein. The failure or omission by Seller and ASG, or either of them, to disclose information required by a particular Exhibit to this Agreement shall not constitute a breach of this Agreement if the same information is disclosed on another Exhibit to this Agreement.

8.11 Cumulative Rights and Remedies. Each party acknowledges that money damages alone will not adequately compensate another party for breach of a party's obligations under this Agreement and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available, at law, in equity or otherwise, each party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of this Agreement. All rights and remedies under this Agreement are cumulative and are in addition to and not exclusive of any other rights and remedies provided hereunder, under any other document delivered as part of a transaction contemplated hereby or otherwise by agreement or law, at equity or otherwise. Without limiting the generality of the foregoing, the parties expressly recognize that specific performance is not any party's sole remedy hereunder.

8.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, each of which shall remain in full force and effect.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                      CACI International Inc
[SEAL]

                      By:             /s/
                         ------------------------------
                         President


                      CACI, Inc.
[SEAL]

                      By:             /s/
                         ------------------------------
                         President


                      Seller:
                                      /s/
                      ---------------------------------
                      Conrad Hipkins


                      Automated Sciences Group, Inc.
[SEAL]

                      By:            /s/
                         ------------------------------
                         President

                              Index of Exhibits

Exhibit 1.3.1
Exhibit 1.3.2
Exhibit 1.4
Exhibit 1.5
Exhibit 1.7
Exhibit 3.2
Exhibit 3.8
Exhibit 3.9
Exhibit 3.10.1
Exhibit 3.10.2
Exhibit 3.10.3
Exhibit 3.11(a)
Exhibit 3.11(b)
Exhibit 3.13
Exhibit 3.14
Exhibit 3.15
Exhibit 3.18
Exhibit 3.19
Exhibit 3.20
Exhibit 3.21
Exhibit 4.5
Exhibit 5.1
Exhibit 6.2.13
Exhibit 6.3.2